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News Release
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FOR RELEASE WEDNESDAY, JULY 10, 2002

AT&T ANNOUNCES PRELIMINARY 2002 ANNUAL MEETING VOTING RESULTS;

SHAREOWNERS APPROVE COMPANY'S RESTRUCTURING PROPOSALS

CHARLESTON, S.C. - At its annual meeting today, AT&T announced to shareowners the preliminary results of 2002 proxy voting, where all director proposals were approved and all shareholder proposals were rejected.

Shareowners showed strong support for AT&T's restructuring plan, including the spin-off and merger of AT&T Broadband with Comcast Corp.; a one-for-five reverse stock split; and approval to launch a tracking stock for AT&T Consumer when, and if, market conditions permit.

"With their votes, shareowners have demonstrated their strong support for AT&T's restructuring," said AT&T Chairman and CEO C. Michael Armstrong. "At a time when several of our competitors are struggling, today's results put us well on the way to executing our plan for positioning our broadband, business and consumer units to compete - and lead - in their respective markets."

Specifically,   the  company  reported  preliminary  results  on  the  12  proxy proposals:

Proposal 1 - Election of Directors - All Directors on the AT&T Board received in excess of 2.9 billion or approximately 95 percent of votes for election.

Proposal  2  -  Ratification  of  Auditors  -  PricewaterhouseCoopers   received
approximately   2.9  billion,   or  about  96  percent  of  shares  voted,   for
ratification.

Directors' Proposals

Proposal 3 - Approval of the merger agreement between AT&T Broadband and Comcast Corp. to form AT&T Comcast required a positive vote of a majority of outstanding shares, and received approximately 2.5 billion, or about 95 percent of the votes for ratification. Of AT&T's total outstanding shares, 69 percent voted in favor of the proposal and only 2 percent voted against.

Proposal 3a - Approval of the  corporate  governance  provisions of AT&T Comcast
required  a  positive   vote  by  a  majority  of  shares  cast,   and  received
approximately 2.4 billion, or about 92 percent.

Proposal 4 - Approval of the charter amendment to create an AT&T Consumer group tracking stock required a positive vote of the majority of outstanding shares, and received approximately 2.2 billion, or about 84 percent. Of AT&T's total outstanding shares, 61 percent voted in favor of the proposal and only 10 percent voted against.

Proposal 5 - Approval of a new incentive plan to grant shares of AT&T Consumer Services group tracking stock to officers and employees of AT&T and its subsidiaries required a positive vote by the majority of shares cast, and received approximately 2.1 billion, or about 83 percent.

Proposal 6 - Approval of a proposal to amend AT&T's Employee Stock Purchase Plan to include AT&T Consumer Services Group tracking stock required a majority of votes cast, and received approximately 2.3 billion, or about 92 percent.

Proposal 7 - Approval of the charter amendment seeking approval of a one-for-five reverse stock split required a majority of outstanding shares, and received approximately 2.9 billion, or about 93 percent. Of AT&T's total outstanding shares, 80 percent voted in favor of the proposal and only 5 percent voted against.

Shareowner Proposals

Proposal 8 - Amend AT&T's Equal Opportunity Statement to eliminate reference to sexual preference or orientation - For 151 million shares (about 6 percent); Against 2.3 billion shares (about 94 percent).

Proposal 9 - Offer choice of traditional pension plan or cash balance plan - For 252 million shares (about 10 percent); Against 2.3 billion shares (about 90 percent).

Proposal 10 - Separate votes on future restructuring matters - For 1 billion shares (about 40 percent); Against 1.5 billion (60 percent).

Proposal 11 - Submit executive severance agreements for shareowner vote - For 532 million shares (21 percent); Against 2 billion shares (79 percent).

Proposal 12 - Executive compensation - For 391 million shares (16 percent); Against 2.1 billion (84 percent).

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The foregoing are  "forward-looking  statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.